Exhibit 99

Colgate Announces Strong 3rd Quarter Earnings

Gross, Operating and Net Profit Margins All Up

NEW YORK--(BUSINESS WIRE)--October 28, 2010--Colgate-Palmolive Company (NYSE:CL) today announced record operating profit, net income and diluted earnings per share for the third quarter 2010.

Worldwide sales were $3,943 million, down 1.5% versus third quarter 2009. Global volume grew 3.0%, pricing was flat with the year ago quarter and foreign exchange was negative 4.5%. Organic sales (excluding foreign exchange, acquisitions and divestments) grew 3.0%. Net income increased 5% in third quarter 2010 to $619 million and diluted earnings per share increased 8% to $1.21. Net income and diluted earnings per share in third quarter 2009 were $590 million and $1.12, respectively.

Gross profit margin was 59.4%, up 20 basis points versus the year ago quarter’s record level, primarily reflecting benefits from cost-savings initiatives, partially offset by the impact of negative foreign exchange and increased promotional investments.

Selling, general and administrative expenses increased by 20 basis points to 35.3% of net sales in third quarter 2010 from 35.1% in third quarter 2009. Worldwide advertising spending increased to $432 million, up 1% versus the year ago quarter. Advertising as a percent to sales increased 30 basis points to 11.0% from 10.7% in third quarter 2009.

Operating profit increased 3% to $958 million in third quarter 2010 compared to $926 million in third quarter 2009, increasing to 24.3% from 23.2% as a percent to sales.

Net cash provided by operations year to date decreased by 6% to $2,243 million versus a very strong 34% increase in the comparable 2009 period. Working capital as a percentage of sales increased 100 basis points to 1.7%. Free cash flow before dividends remains very strong, once again exceeding 100% of net income.

Ian Cook, Chairman, President and Chief Executive Officer commented, “Overall, we are very pleased with our solid results this quarter, despite aggressive competitive activity and difficult economic conditions around the world.

“Colgate’s global market shares in toothpaste and manual toothbrushes are both at record highs year to date. Colgate’s share of the global toothpaste market strengthened to 44.2% year to date, led by share gains in Brazil, China, India, Venezuela, France, Greece and the United Kingdom. Colgate also strengthened its global leadership in manual toothbrushes, with its global market share in that category reaching 31.5% year to date, up 1.6 share points versus year ago.

“Our sharp focus on cost-savings initiatives, on all lines of the P&L, continues to pay off. Even after higher levels of commercial investment worldwide, operating profit and net income both increased during the quarter, both absolutely and as a percent to sales. We expect this progress to continue, which bodes well for gross profit margin to be up nicely for the year.”

Mr. Cook commented on the Company’s outlook excluding the previously announced first quarter 2010 one-time charge related to the transition to hyperinflationary accounting in Venezuela, “Looking ahead, we remain optimistic that 2010 will be another year of double-digit earnings per share growth, consistent with our long-term goal. As we turn to 2011, while our global budget process is still in its initial stages, we are planning to strengthen our volume and market share, driven by many new and existing Colgate products supported by increased advertising, and consequently we anticipate mid-single digit earnings per share growth for the year.”

At 11:00 a.m. ET today, Colgate will host a conference call to elaborate on third quarter results. To access this call as a webcast, please go to Colgate’s web site at http://www.colgate.com.

The following are comments about divisional performance. See attached Geographic Sales Analysis and Segment Information schedules for additional information on divisional sales and operating profit.

North America (19% of Company Sales)

North America sales grew 2.0% in the third quarter. Volume increased 3.0% with 1.5% lower pricing and 0.5% positive foreign exchange. Organic sales grew 1.5% during the quarter. North America operating profit increased 3% during the quarter driven by higher sales and cost-savings initiatives, partially offset by increased promotional investments and higher material costs.

In the U.S., new product launches across all price points are contributing to growth in oral care including Colgate Triple Action, Colgate Sensitive MultiProtection and Colgate Max White with Mini Bright Strips toothpastes. Colgate’s share of the manual toothbrush market reached a record 33.5% year to date, up 1.8 share points versus year ago, including Colgate Wisp mini-brush whose market share is at 5.0% year to date. Colgate 360° ActiFlex, Colgate Max White and Colgate Extra Clean manual toothbrushes contributed to the share gains.

A major relaunch of Colgate Total toothpaste is just getting under way in the U.S., with upgraded packaging that includes improved graphics and a newly designed stand-up cap. The relaunch will be heavily supported with a new integrated marketing campaign and new communications to dental professionals, both focused on highlighting the clinically proven, 12-hour antibacterial protection of Colgate Total toothpaste.

Successful new products contributing to growth in the U.S. in other categories include Softsoap Sea Minerals liquid hand soap, Speed Stick and Lady Speed Stick Stainguard antiperspirants and Ajax Lime with Bleach Alternative dish liquid.

Latin America (27% of Company Sales)

Latin America sales declined 6% during the quarter with volume increasing 1.0%. Volume gains achieved in nearly every country led by Mexico, Brazil, Argentina and Central America more than offset a volume decline in Venezuela. Higher pricing added 5.0% and foreign exchange was negative 12.0%. Organic sales for Latin America grew 6.0% during the quarter. Latin America operating profit decreased 4% during the quarter, due to increased advertising and promotional investments and the impact of foreign exchange, especially in Venezuela.

Colgate’s strong leadership in oral care throughout Latin America continues, driven by market share gains in nearly every country. In Brazil, for example, Colgate’s toothpaste market share reached 70.6% year to date, up 50 basis points versus year ago. Strong sales of Colgate Sensitive Pro-Alivio and Colgate Total toothpastes drove share gains throughout the region. Colgate’s leadership of the manual toothbrush market in the region also continues, driven by strong sales of Colgate 360° ActiFlex, Colgate Twister and Colgate 360° Sensitive Pro-Alivio manual toothbrushes. In mouthwash, market share gains were driven by Colgate Plax Sensitive, Colgate Plax Whitening Tartar Control and Colgate Plax Magic mouthwashes.

Products in other categories contributing to market share gains included Palmolive Naturals Yogurt and Almond Oil and Palmolive Naturals Perfect Tone bar soaps, Lady Speed Stick and Speed Stick Waterproof deodorants, and Suavitel GoodBye Ironing fabric conditioner.

Europe/South Pacific (21% of Company Sales)

Europe/South Pacific sales decreased 8.5% during the quarter. Volume increased 0.5%, pricing decreased 3.5% and foreign exchange was negative 5.5%. Volume gains in the GABA business, the United Kingdom and Australia were partially offset by volume declines in France and Greece. Organic sales for Europe/South Pacific declined 3.0%. Operating profit for the region decreased 10% during the quarter primarily due to the negative impact of foreign exchange, increased promotional investments and higher material costs, partially offset by the benefits from cost-savings initiatives.

Colgate strengthened its oral care leadership in the Europe/South Pacific region with toothpaste share gains in France, Italy, Portugal, Greece, the United Kingdom, Spain, Ireland, Czech Republic, Norway, Sweden, Poland and Austria. Successful premium products driving share gains include Colgate Sensitive Pro-Relief, Colgate Sensitive Pro-Relief Whitening and Colgate Max White One toothpastes. In the manual toothbrush category, Colgate 360° ActiFlex and Colgate Total Professional toothbrushes contributed to share gains in key countries throughout the region.

Recent premium innovations contributing to growth in other product categories include Colgate Plax Ice mouth rinse, Palmolive Nutra-Fruit shower crème and the Natura Verde line of home care products made with ingredients of natural origin and biodegradable formulas in recyclable bottles.

Greater Asia/Africa (20% of Company Sales)

Greater Asia/Africa sales and volume both increased 12.0% during the quarter. Volume gains were led by India, the Greater China region, Philippines, Russia and South Africa. Pricing decreased 2.0% and foreign exchange was positive 2.0%. Organic sales for Greater Asia/Africa increased 10.0%. Operating profit for the region increased 21% during the quarter as higher sales and cost-savings initiatives more than offset higher material costs and increased advertising.

Colgate strengthened its toothpaste leadership in Greater Asia with market share gains in key countries throughout the region including India, China, Philippines, Thailand, Malaysia, Taiwan and Ukraine. In India, for example, Colgate’s toothpaste market share reached 51.1% year to date, up 140 basis points versus year ago. Successful new products driving the share gains throughout the region include Colgate Sensitive Pro-Relief, Colgate Sensitive Pro-Relief Whitening, Colgate Total Professional Sensitive and Colgate 360° Whole Mouth Clean toothpastes.

Successful products contributing to growth in other categories in the region include Colgate 360° ActiFlex, Colgate Massager and Colgate Zig Zag manual toothbrushes, Colgate Plax Complete Care mouthwash, and Palmolive Naturals Papaya and Palmolive Nutra-Fruit shower gels.

Hill’s (13% of Company Sales)

Hill’s sales declined 2.0% during the quarter. Volume decreased 0.5%, pricing decreased 1.0% and foreign exchange was negative 0.5%. Volume declined in the U.S. and Japan, while volume gains were achieved in Russia and Taiwan. Hill’s organic sales declined 1.5% during the quarter. Operating profit increased 1% during the quarter as lower sales and higher material costs were more than offset by benefits from cost-savings initiatives and lower advertising.

Recent new product introductions succeeding in the U.S. include Science Diet Small and Toy Breed Canine, Science Diet Healthy Mobility Canine and Prescription Diet j/d Feline.

New pet food products contributing to international sales include Science Diet Small and Toy Breed Canine and Science Plan VetEssentials Canine and Feline, a range of veterinary exclusive products addressing the top five essential health needs of pets.

* * *

About Colgate-Palmolive: Colgate-Palmolive is a leading global consumer products company, tightly focused on Oral Care, Personal Care, Home Care and Pet Nutrition. Colgate sells its products in over 200 countries and territories around the world under such internationally recognized brand names as Colgate, Palmolive, Mennen, Softsoap, Irish Spring, Protex, Sorriso, Kolynos, Elmex, Tom’s of Maine, Ajax, Axion, Fabuloso, Soupline and Suavitel, as well as Hill’s Science Diet and Hill’s Prescription Diet. For more information about Colgate’s global business, visit the Company's web site at http://www.colgate.com.

Substantially all market share data included in this press release is compiled from data as measured by ACNielsen.

Cautionary Statement on Forward-Looking Statements

This press release and the related webcast (other than historical information) may contain forward-looking statements. Such statements may relate, for example, to sales or volume growth, organic sales growth, profit and profit margin growth, earnings growth, financial goals, the impact of the currency devaluation or exchange controls in Venezuela, cost-reduction plans, tax rates and new product introductions. These statements are made on the basis of our views and assumptions as of this time and we undertake no obligation to update these statements. We caution investors that any such forward-looking statements are not guarantees of future performance and that actual events or results may differ materially from those statements. Investors should consult the Company’s filings with the Securities and Exchange Commission (including the information set forth under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009) for information about certain factors that could cause such differences. Copies of these filings may be obtained upon request from the Company’s Investor Relations Department or the Company’s web site at http://www.colgate.com.

Non-GAAP Financial Measures

The following provides information regarding the non-GAAP measures used in this earnings release and/or the related webcast:

To supplement Colgate's condensed consolidated income statements presented in accordance with accounting principles generally accepted in the United States of America (GAAP), the Company has disclosed non-GAAP measures of operating results that exclude certain items. Operating profit, operating profit margin, net income and earnings per share are discussed both as reported (on a GAAP basis) and excluding the impact of the one-time charge related to the transition to hyperinflationary accounting in Venezuela as of January 1, 2010. Management believes these non-GAAP financial measures provide useful supplemental information to investors regarding the underlying business trends and performance of the Company’s ongoing operations and are useful for period-over-period comparisons of such operations. See “Table 3 – Non-GAAP Reconciliation” for the nine months ended September 30, 2010 and 2009 included with this release for a reconciliation of these financial measures to the related GAAP measures.

This release discusses organic sales growth (excludes the impact of foreign exchange, acquisitions and divestments). Management believes this measure provides investors with useful supplemental information regarding the Company’s underlying sales trends by presenting sales growth excluding the external factor of foreign exchange as well as the impact from acquisitions and divestments. See “Geographic Sales Analysis, Percentage Changes – Third Quarter 2010 vs. 2009” for a comparison of organic sales growth to sales growth in accordance with GAAP.

The Company uses these financial measures internally in its budgeting process and as factors in determining compensation. While the Company believes that these financial measures are useful in evaluating the Company’s business, this information should be considered as supplemental in nature and is not meant to be considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP. In addition, these non-GAAP financial measures may not be the same as similar measures presented by other companies.

The Company defines free cash flow before dividends as net cash provided by operations less capital expenditures. As management uses this measure to evaluate the Company’s ability to satisfy current and future obligations, repurchase stock, pay dividends and fund future business opportunities, the Company believes that it provides useful information to investors. Free cash flow before dividends is not a measure of cash available for discretionary expenditures since the Company has certain non-discretionary obligations such as debt service that are not deducted from the measure. Free cash flow before dividends is not a GAAP measurement and may not be comparable to similarly titled measures reported by other companies. See “Condensed Consolidated Statements of Cash Flows For the Nine Months Ended September 30, 2010 and 2009” for a comparison of free cash flow before dividends to net cash provided by operations as reported in accordance with GAAP.

(See attached tables for third quarter results.)

Table 1

Colgate-Palmolive Company

Consolidated Income Statements

For the Three Months Ended September 30, 2010 and 2009

(in Millions Except Per Share Amounts) (Unaudited)

	2010	2009

Net sales	$3,943	$3,998

Cost of sales	1,599	1,631

Gross profit	2,344	2,367

Gross profit margin	59.4%	59.2%

Selling, general and administrative expenses	1,391	1,403

Other (income) expense, net	(5)	38

Operating profit	958	926

Operating profit margin	24.3%	23.2%

Interest expense, net	13	17

Income before income taxes	945	909

Provision for income taxes	300	292

Effective tax rate	31.7%	32.1%

Net income including noncontrolling interests	645	617

Less: Net income attributable to noncontrolling interests	26	27

Net income attributable to Colgate-Palmolive Company	$619	$590

Earnings per common share
Basic	$1.26	$1.17
Diluted	$1.21	$1.12

Average common shares outstanding
Basic	486.0	499.1
Diluted	509.5	524.6

Table 2

Colgate-Palmolive Company

Consolidated Income Statements

For the Nine Months Ended September 30, 2010 and 2009

(in Millions Except Per Share Amounts) (Unaudited)

	2010	2009

Net sales	$11,586	$11,246

Cost of sales	4,732	4,665

Gross profit	6,854	6,581

Gross profit margin	59.2%	58.5%

Selling, general and administrative expenses	4,038	3,885

Other (income) expense, net	232	72

Operating profit	2,584	2,624

Operating profit margin	22.3%	23.3%

Interest expense, net	43	59

Income before income taxes	2,541	2,565

Provision for income taxes	879	824

Effective tax rate	34.6%	32.1%

Net income including noncontrolling interests	1,662	1,741

Less: Net income attributable to noncontrolling interests	83	81

Net income attributable to Colgate-Palmolive Company	$1,579	$1,660

Earnings per common share
Basic	$3.17	$3.27
Diluted	$3.07	$3.16

Average common shares outstanding
Basic	489.9	500.2
Diluted	514.7	525.0

				Table 3

Colgate-Palmolive Company

Non-GAAP Reconciliation

For the Nine Months Ended September 30, 2010 and 2009

(in Millions Except Per Share Amounts) (Unaudited)

	2010			2009
	As Reported [1]	Venezuela Hyperinflationary [2]	As Adjusted Non-GAAP [1]	As Reported

Other (income) expense, net	$232	$271	$(39)	$72

Operating profit	2,584	(271)	2,855	2,624

Operating profit margin	22.3%		24.6%	23.3%

Income before income taxes	2,541	(271)	2,812	2,565

Effective tax rate	34.6%		31.3%	32.1%

Net income including noncontrolling interests	1,662	(271)	1,933	1,741

Net income attributable to Colgate-Palmolive Company	$1,579	$(271)	$1,850	$1,660

Earnings per common share [3]
Basic	$3.17	$(0.55)	$3.72	$3.27
Diluted	$3.07	$(0.52)	$3.59	$3.16

[1]

Includes a $46 pre-tax ($59 after-tax, $0.11 diluted earnings per share) gain related to the remeasurement of the Venezuelan balance sheet and lower taxes on accrued but unpaid remittances as a result of the currency devaluation on January 8, 2010.

[2]

Represents the one-time charge related to the transition to hyperinflationary accounting in Venezuela as of January 1, 2010. This amount primarily represents the premium paid to acquire U.S. dollar-denominated cash and bonds. Prior to January 1, 2010, these assets had been remeasured at the parallel market rate and then translated for financial reporting purposes at the official rate of 2.15.

[3]	The impact of Non-GAAP adjustments on the basic and diluted earnings per share may not necessarily equal the earnings per share if calculated independently as a result of rounding.

			Table 4

Colgate-Palmolive Company

Condensed Consolidated Balance Sheets

As of September 30, 2010, December 31, 2009 and September 30, 2009

(Dollars in Millions) (Unaudited)

	September 30,	December 31,	September 30,
	2010	2009	2009

Cash and cash equivalents	$654	$600	$847
Receivables, net	1,690	1,626	1,780
Inventories	1,278	1,209	1,241
Other current assets	469	375	336
Property, plant and equipment, net	3,572	3,516	3,351
Other assets, including goodwill and intangibles	3,727	3,808	3,512
Total assets	$11,390	$11,134	$11,067

Total debt	3,388	3,182	3,263
Other current liabilities	3,117	3,238	3,211
Other non-current liabilities	2,039	1,457	1,482
Total liabilities	8,544	7,877	7,956
Total Colgate-Palmolive Company shareholders' equity	2,672	3,116	2,952
Noncontrolling interests	174	141	159
Total liabilities and shareholders’ equity	$11,390	$11,134	$11,067

Supplemental Balance Sheet Information
Debt less cash, cash equivalents and marketable securities*	$2,679	$2,541	$2,378
Working capital % of sales	1.7%	(0.4%)	0.7%

*	Marketable securities of $55, $41 and $38 as of September 30, 2010, December 31, 2009 and September 30, 2009,
respectively, are included in Other current assets.

Table 5

Colgate-Palmolive Company

Condensed Consolidated Statements of Cash Flows

For the Nine Months Ended September 30, 2010 and 2009

(Dollars in Millions) (Unaudited)

	2010	2009

Operating Activities
Net income including noncontrolling interests	$1,662	$1,741
Adjustments to reconcile net income including noncontrolling interests to net cash provided by operations:
Venezuela hyperinflationary transition charge	271	-
Restructuring, net of cash	-	(14)
Depreciation and amortization	278	262
Stock-based compensation expense	101	97
Deferred income taxes	91	16
Cash effects of changes in:
Receivables	(56)	(104)
Inventories	(63)	10
Accounts payable and other accruals	(95)	355
Other non-current assets and liabilities	54	12
Net cash provided by operations	2,243	2,375

Investing Activities
Capital expenditures	(318)	(347)
Purchases of marketable securities and investments	(211)	(147)
Proceeds from sales of marketable securities and investments	94	-
Other	(3)	10
Net cash used in investing activities	(438)	(484)

Financing Activities
Principal payments on debt	(3,469)	(3,011)
Proceeds from issuance of debt	3,709	2,561
Dividends paid	(804)	(702)
Purchases of treasury shares	(1,385)	(664)
Proceeds from exercise of stock options and excess tax benefits	204	196
Net cash used in financing activities	(1,745)	(1,620)

Effect of exchange rate changes on Cash and cash equivalents	(6)	21
Net increase (decrease) in Cash and cash equivalents	54	292
Cash and cash equivalents at beginning of period	600	555
Cash and cash equivalents at end of period	$654	$847

Supplemental Cash Flow Information
Free cash flow before dividends (Net cash provided by operations less capital expenditures)
Net cash provided by operations	$2,243	$2,375
Less: Capital expenditures	(318)	(347)
Free cash flow before dividends	$1,925	$2,028

Income taxes paid	$854	$853

Table 6
Colgate-Palmolive Company

Segment Information

For the Three and Nine Months Ended September 30, 2010 and 2009

(Dollars in Millions) (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Net sales
Oral, Personal and Home Care

North America	$753	$740	$2,274	$2,204
Latin America	1,069	1,136	3,130	3,097
Europe/South Pacific	821	896	2,415	2,406
Greater Asia/Africa	779	695	2,239	1,972

Total Oral, Personal and Home Care	3,422	3,467	10,058	9,679

Pet Nutrition	521	531	1,528	1,567

Total Net sales	$3,943	$3,998	$11,586	$11,246

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Operating profit
Oral, Personal and Home Care

North America	$224	$217	$668	$608
Latin America [2]	332	346	975	987
Europe/South Pacific	197	219	572	539
Greater Asia/Africa	195	161	573	457

Total Oral, Personal and Home Care	948	943	2,788	2,591

Pet Nutrition	138	136	413	407
Corporate [1]	(128)	(153)	(617)	(374)

Total Operating Profit	$958	$926	$2,584	$2,624

Note:

The Company evaluates segment performance based on several factors, including Operating profit. The Company uses Operating profit as a measure of the operating segment performance because it excludes the impact of corporate-driven decisions related to interest expense and income taxes.

[1]

Corporate operations include stock-based compensation related to stock options and restricted stock awards, research and development costs, Corporate overhead costs, restructuring and related implementation costs and gains and losses on sales of non-core product lines and assets. Corporate Operating profit for the nine months ended September 30, 2010 also includes a one-time $271 charge related to the transition to hyperinflationary accounting in Venezuela as of January 1, 2010.

[2]

Latin America Operating profit for the nine months ended September 30, 2010 includes a $46 pre-tax gain related to the remeasurement of the Venezuelan balance sheet as a result of the currency devaluation on January 8, 2010. This gain was substantially offset by the impact of translating our Venezuelan financial statements at a lower exchange rate as a result of the devaluation.

Table 7
Colgate-Palmolive Company

Geographic Sales Analysis

Percentage Changes - Third Quarter 2010 vs 2009

September 30, 2010

(Unaudited)

			COMPONENTS OF SALES CHANGE					COMPONENTS OF SALES CHANGE
			THIRD QUARTER					NINE MONTHS

				Pricing					Pricing
	3rd Qtr			Coupons		9 Months			Coupons
	Sales	3rd Qtr		Consumer &		Sales	9 Months		Consumer &
	Change	Organic		Trade		Change	Organic		Trade
Region	As Reported	Sales Change	Volume	Incentives	Exchange	As Reported	Sales Change	Volume	Incentives	Exchange

Total Company	(1.5%)	3.0%	3.0%	0.0%	(4.5%)	3.0%	4.0%	4.0%	0.0%	(1.0%)

Europe/South Pacific	(8.5%)	(3.0%)	0.5%	(3.5%)	(5.5%)	0.5%	0.0%	3.0%	(3.0%)	0.5%

Latin America	(6.0%)	6.0%	1.0%	5.0%	(12.0%)	1.0%	9.0%	3.0%	6.0%	(8.0%)

Greater Asia/Africa	12.0%	10.0%	12.0%	(2.0%)	2.0%	13.5%	9.5%	11.0%	(1.5%)	4.0%

Total International	(2.0%)	4.0%	3.5%	0.5%	(6.0%)	4.0%	6.0%	5.0%	1.0%	(2.0%)

North America	2.0%	1.5%	3.0%	(1.5%)	0.5%	3.0%	2.0%	4.5%	(2.5%)	1.0%

Total CP Products	(1.5%)	3.5%	3.5%	0.0%	(5.0%)	4.0%	5.5%	5.0%	0.5%	(1.5%)

Hill's	(2.0%)	(1.5%)	(0.5%)	(1.0%)	(0.5%)	(2.5%)	(4.0%)	(2.0%)	(2.0%)	1.5%

CONTACT:
Colgate-Palmolive Company
Bina Thompson, 212-310-3072
or
Hope Spiller, 212-310-2291